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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 0-14271

     PRUDENTIAL-BACHE/EQUITEC REAL ESTATE PARTNERSHIP, A California Limited
                                  Partnership
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             (Exact name of registrant as specified in its charter)

          One Seaport Plaza, New York, NY 10292-0128,  (212) 214-3500
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Depositary Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       /X/                 Rule 12h-3(b)(1)(i)       / /
Rule 12g-4(a)(1)(ii)      / /                 Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(2)(i)       / /                 Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(ii)      / /                 Rule 12h-3(b)(2)(ii)      / /
                                              Rule 15d-6                / /

   Approximate number of holders of record as of the certification or notice date: None____________________________________________________________________

   Pursuant to the requirements of the Securities Exchange Act of 1934, Prudential-Bache/Equitec Real Estate Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 8, 1999       By: Prudential-Bache Properties, Inc.
                                 A Delaware corporation, General Partner

                             By: /s/ Eugene D. Burak
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                                 Eugene D. Burak
                                 Vice President
                                 Chief Accounting Officer for the Registrant